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Exhibit 5

        [Hunton & Williams Letterhead]

March 6, 2002

EarthLink, Inc.
1375 Peachtree Street
Atlanta, GA 30309

Registration Statement on Form S-8—Employee Stock Purchase Plan

Ladies and Gentlemen:

        We have acted as counsel for EarthLink, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), as filed with the Securities and Exchange Commission, with respect to shares of the Company's Common Stock $.01 par value per share to be issued by the Company (the "Shares") pursuant to the EarthLink, Inc. Employee Stock Purchase Plan (the "Plan").

        In connection with the foregoing, we have examined the following documents: the Plan; the Amended and Restated Certificate of Incorporation of the Company; the By-laws of the Company; the Registration Statement; and such other documents and instruments that we deemed necessary or appropriate for the expression of the opinions contained herein.

        Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Shares have been duly authorized and, when such Shares are issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement referred to above.

Very truly yours,
/s/ HUNTON & WILLIAMS
Hunton & Williams

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  Exhibit 5